Exhibit 99.1

Stanley Black & Decker Reports 2Q 2013 Results

New Britain, Connecticut, July 26, 2013 … Stanley Black & Decker (NYSE: SWK) today announced second quarter 2013 financial results.

•	2Q'13 Revenues Increased 12% To $2.9 Billion

•	Organic Growth Accelerated To 5% As Company Growth Initiatives Gained Traction

•	2Q'13 Diluted GAAP EPS, Including Charges, Was $1.23; Excluding Charges, 2Q'13 Diluted EPS Was $1.21

•	2013 FY Guidance Reiterated: GAAP EPS Of $4.46 - $4.71; Excluding Charges, EPS Of $5.40 - $5.65 And Free Cash Flow Of Approximately $1 Billion

2Q'13 Key Points:

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Net sales for the period were $2.9 billion, up 12% vs. the prior year, attributable to volume (+6%) and acquisitions (+7%), partially offset by price (-1%). Currency had a neutral impact on the quarter's results although foreign exchange headwinds mounted late in the quarter.

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The gross margin rate for the quarter was 35.1%. Excluding charges, the gross margin rate was 35.4%, down 100 basis points versus prior year, as the favorable impact of volume and cost synergies was offset by Security margins and higher promotional activity in CDIY.

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SG&A expenses were 23.8% of sales. Excluding charges, SG&A expenses were 22.9% of sales, compared to a 2Q'12 level of 23.1%, reflecting volume leverage partially offset by investments in the organic growth initiatives.

•	Operating margin was 11.3% of sales. Excluding charges, operating margin was 12.4% of sales, down 90 basis points from the 2Q'12 operating margin of 13.3%.

•	The tax rate was 21.5%. Excluding charges, the tax rate was 24.6%, consistent with expectations for the quarter.

•	Diluted GAAP EPS, including charges, was $1.23. Excluding charges, 2Q'13 diluted EPS was $1.21.

•	Working capital turns for the quarter were 7.1, up 0.3 turns from 2Q'12. For the quarter, free cash flow was $96 million. Excluding charges and payments, free cash flow totaled $218 million.

Stanley Black & Decker's Chairman and CEO, John F. Lundgren, commented,
“During the quarter we achieved strong organic growth particularly within CDIY and Industrial, bolstered by excellent growth across the emerging markets. We are also encouraged by positive second quarter Security order trends experienced in both North America and Europe which bode well for our second half Security performance. As a result of these factors, we anticipate a stronger second half organic growth performance for the overall Company accompanied by rebounding margin rates and are therefore able to reiterate our full year EPS guidance despite significant second half currency headwinds.”

2Q'13 Segment Results

($ in M)	2Q' 13 Segment Results
	Sales	Profit	Charges[1]	Profit Ex-Charges[1]	Profit Rate	Profit Rate Ex-Charges[1]

CDIY	$1,446	$215.7	$2.9	$218.6	14.9%	15.1%

Industrial	$813	$111.1	$6.1	$117.2	13.7%	14.4%

Security	$611	$52.1	$8.8	$60.9	8.5%	10.0%
1 M&A charges primarily pertaining to synergy attainment & facility closures

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In the CDIY segment, net sales increased 9% vs. 2Q'12 as a result of volume (+8%) and acquisitions (+3%), partially offset by price (-2%). Currency was relatively flat. As expected, the first quarter headwinds relating to the North America outdoor market and a softer Latin America market dissipated in the second quarter. Strong organic volumes were achieved in North America, primarily driven by promotions, new product introductions, and a strengthening residential construction market, as well as within the emerging markets. Europe volumes were relatively flat despite persistent unfavorable economic conditions. Based on the performance in the first half of 2013, management continues to believe that the CDIY segment remains solidly on track for mid-single digit organic growth for the full year. Excluding charges, overall segment profit was 15.1%, down slightly from the 2Q'12 rate of 15.6% as investments in organic growth initiatives and higher promotions offset productivity and synergies.

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Net sales in the Industrial segment rose 28%. Unit volumes increased approximately 8%, currency was down 1% and acquisitions added 21%. Pricing was flat. Engineered Fastening (EF) organic volume grew 9% as a result of strong automotive growth and emerging market activity. European EF revenues increased 16% organically as gains in automotive more than offset softness in the industrial business. Global automotive organic revenues were up 15%, significantly outpacing global light vehicle production, which was up only slightly vs. 2Q'12. The integration of Infastech continues to progress smoothly and as previously stated is expected to yield $0.20 of accretion on a full year basis in 2013. Organic sales for Industrial and Automotive Repair (IAR) increased 4% as a result of volume increases in North America and the emerging markets. In North America, volume growth was driven by the MRO vending growth initiative as well as strength within Mac Tools mobile distribution, which more than offset the impact of spending cuts on IAR's US Government business. Oil & Gas was up organically an impressive 43% on growing North American onshore strength and the impact of offshore growth initiatives.

Overall Industrial segment profit excluding charges increased sequentially to 14.4% vs. the 14.1% 1Q'13 rate due primarily to volume but was slightly below the 2Q'12 rate of 14.9% due to investments in organic growth initiatives and the impact of Infastech's below line average margins.

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Net sales in Security increased 2% versus 2Q'12 due to 2% from acquisitions and 1% from currency, partially offset by a 1% decline in volume. Price was relatively flat. The CSS North America business continued to show modest organic growth (up 1%) for the quarter. Similar to the prior quarter, CSS Europe declined 5% organically. Both North America and Europe exited the quarter with positive order momentum and growth in backlog, with orders in the North America business up high single digits and in Europe up low double digits vs. 2Q'12.

Mechanical Access organic sales were up 4% with growth in both the commercial mechanical lock business and the automatic door business, reflecting continued early success with the distributor business model shift and increased installation activity in the retail channel, respectively.

Security segment profit rate, excluding charges was 10.0%, consistent with the 1Q'13 rate and 310 basis points lower than the 2Q'12 rate. The year over year decline resulted from field technician costs required to install and service the growing second half North American backlog, investments in organic growth initiatives, volume deleveraging in Europe and temporary negative rate pressure in the commercial lock business due to the business model shift.

Inherent within our April full year guidance, operating margins within Security were planned to be lower than historical levels in the first half of 2013. Based on the increased synergies relating to the Niscayah acquisition communicated in April and the anticipated volume increases driven by organic growth investments, we expect that Security's segment profit rate will increase to mid-teens levels in the second half of the year.

President and Chief Operating Officer, James M. Loree, commented, “Our CDIY business continues to perform admirably due to a confluence of positive factors including favorable U.S. market conditions, share gains derived from new product introductions and revenue synergies, strong supply chain execution driven by SFS and growing penetration of emerging markets in connection with our organic growth initiative.

He continued, “However, the new news this quarter is the emergence of solid organic growth in Industrial and a growing order book in Security. This is directly attributable to accelerated realization of benefits from our Company-wide organic growth initiative as well as increased market penetration in Engineered Fastening. As we progress into the second half we believe that top line momentum will continue to grow and margin rates will increase as the dilutive effect of the growth investments recedes and volume leverage is realized.”

2013 Outlook Remains Unchanged

The Company continues to expect full year 2013 EPS to be in the range of $5.40 - $5.65 and free cash flow of approximately $1 billion, excluding charges / payments.

The following assumptions, which are neutral, changed from the guidance we provided in January and reiterated in April (all other assumptions remain unchanged from our prior guidance):

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Organic net sales are now expected to increase an additional two points to 4-5% (vs. the prior 2-3% increase) from 2012. This change drives $0.20 of EPS accretion (range of $0.20 - $0.35) vs. the prior guidance range.

•	The core business is now expected to grow 2-3% (vs. the prior 1-2%) generating $0.30 - $0.45 of EPS accretion.

•	The organic growth initiatives are now expected to yield 2 points of revenue growth but will be approximately $0.10 dilutive to EPS for the full year (vs. prior guidance of $0.15 dilution).

•	Offsetting this favorable change is an estimated $0.20 EPS headwind for the 2H of '13 associated with currency.

Including all charges, the Company expects GAAP EPS to approximate $4.46 to $4.71 in 2013. For the full year of 2013 the Company estimates one-time pre-tax charges to be approximately $200 million.

Donald Allan Jr., Senior Vice President and CFO commented, “We had a number of bright spots during the quarter, including strong organic growth demonstrated by many of our businesses, which positions us well to exceed our 2013 organic growth targets, as well as solid working capital performance. Maintaining a disciplined focus on our organic growth initiatives, continuing the solid execution within our CDIY and Industrial businesses, combined with the steps taken and planned to reposition our Security business for higher margin growth gives us confidence that we will be able to achieve our previously communicated 2013 guidance. These actions, along with our commitment to allocate capital in ways that provide excellent returns for our shareholders and our proven capabilities of eliminating waste and streamlining our operations via the Stanley Fulfillment System, are the key building blocks to enable us to attain our long-term financial goals and 2016/2017 vision.”

Merger And Acquisition (M&A) One-Time Charges and Credits

Total one-time net charges in 2Q'13 related to M&A were $5.3 million. Gross margin includes $7.9 million of these one-time charges, primarily related to amortization of inventory step-up adjustments for the Infastech acquisition, and SG&A includes $24.1 million in one-time charges, primarily for integration-related administration costs and consulting fees, as well as employee-related matters. $17.8 million of these costs that impact the Company's operating margin are included in segment results, with the remainder in corporate overhead. One-time charges of $4.0 million are included in Other, net, primarily related to deal costs. Lastly, a net restructuring credit of $30.7 million includes charges of $13.6 million associated with the severance of employees, more than offset by a reversal of $44.3 million due to the termination of a previously approved restructuring action.

The company will host a conference call with investors today, Friday, July 26, at 8:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone at (800) 447-0521, from outside the U.S. at +1 (847) 413-3238, and via the Internet at www.stanleyblackanddecker.com. To participate, please register on the web site at least fifteen minutes prior to the call and download and install any necessary audio software. Please use the conference identification number 3522-2277. A replay will also be available two hours after the call and can be accessed at (888) 843-7419 or +1 (630) 652-3042 using the passcode 3522-2277#. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact: Greg Waybright
Vice President, Investor & Government Relations
greg.waybright@sbdinc.com
(860) 827-3833

These results reflect the Company's continuing operations.  The Company sold its Hardware & Home Improvement business (HHI), including the residential portion of Tong Lung in December of 2012. The sale of this business occurred in a First and Second Closing. The First closing, which excluded the residential portion of Tong Lung, occurred on December 17, 2012. The Second closing in which the residential portion of Tong Lung was sold occurred on April 8, 2013. The operating results of the residential portion of Tong Lung have been reported as discontinued operations for Q2 2013 while the operating results of HHI have been reported as discontinued operations for Q2 2012. Total sales reported as discontinued operations relating to these businesses were $2.1 million and $247.2 million for Q2 2013 and Q2 2012, respectively.

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company's common stock and business acquisitions, among other items. The normalized statement of operations, cash flows and business segment information, as reconciled to GAAP on pages 13-18 for 2013 and 2012, is considered relevant to aid analysis of the Company's operating performance, earnings results and cash flows aside from the material impact of the one-time charges and payments associated with the Black & Decker merger, the Niscayah and Infastech acquisitions and other smaller acquisitions of the Company. Normalized cash flow and free cash flow, as reconciled from the associated GAAP measures on pages 15-16 for 2013 and 2012 are considered meaningful pro forma metrics to aid the understanding of the company's cash flow performance aside from the material impact of the M&A-related payments and charges.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995
Statements in this press release that are not historical, including but not limited to those regarding the Company's ability to: (i) achieve full year 2013 diluted EPS of $5.40-5.65, excluding M&A charges and GAAP EPS of $4.46 - $4.71; (ii) generate approximately $1.0 billion in free cash flow for 2013, excluding charges and payments; and (iii) achieve its 2016/2017 vision (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.
The Company's ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company's Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company's other filings with the Securities and Exchange Commission, and those set forth below.
The Company's ability to deliver the Results is dependent, or based, upon: (i) the Company's ability to achieve $50 million of synergies in 2013 from Black & Decker merger and another $50 million from the acquisition of Niscayah; (ii) the Company's ability to execute its integration plans and achieve synergies from the Infastech acquisition sufficient to generate $.20 of EPS accretion in 2013; (iii) the Company's ability to generate organic net sales increases of 4-5% in 2013; (iv) the Company's ability to generate segment profit for the Security business in the mid-teens levels for the second half of the year; (v) the Company's ability to identify and execute upon acquisitions and sales opportunities to increase its CDIY, IAR and Security businesses in the emerging markets while minimizing associated costs; (vi) the Company's ability to achieve a tax rate at the lower end of 23-24% in 2013; (vii) the Company's ability to limit interest expense to approximately $145 million and other-net to approximately $250 million in 2013; (viii) the Company's ability to minimize tax liabilities associated with the HHI divestiture; (ix) successful integration of acquisitions completed in 2012 and early 2013, and any additional acquisitions completed during the year, as well as integration of existing businesses; (x) the continued acceptance of technologies used in the Company's products and services; (xi) the Company's ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xii) the Company's ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xiii) the proceeds realized with respect to any business or product line disposals; (xiv) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xv) the success of the Company's efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xvi) the Company's ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xvii) the Company's ability to generate free cash flow and maintain a strong debt to capital ratio; (xviii) the Company's ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xix) the Company's ability to obtain favorable settlement of routine tax audits; (xx) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxi) the continued ability of the Company to access credit markets under satisfactory terms; (xxii) the Company's ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; and (xxiii) the Company's ability to successfully develop, market and achieve sales from new products and services.
The Company's ability to deliver the Results is also dependent upon: (i) the success of the Company's marketing and sales efforts, including the ability to develop and market new and innovative products in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company's manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company's ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company's efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company's earnings; (vii) the commitment to and success of the Stanley Fulfillment System; and (viii) successful implementation with expected results of cost reduction programs.
The Company's ability to achieve the Results will also be affected by external factors. These external factors include: challenging global macroeconomic environment; the continued economic growth of emerging markets, particularly Latin America; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company's customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company's debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company's supply, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.